Exhibit 10.1

August 1, 2006

Tedd D. Towsley
4558 Woodbridge Lane
Brecksville, OH 44141

Dear Tedd:

Reference is made to that certain Employment Agreement (the “Employment Agreement”) dated October 27, 2004, by and between you and U-Store-It Trust (the “Company”). Pursuant to Section 5.2 of the Employment Agreement, the Company hereby terminates your employment, effective as of August 4, 2006. For purposes of the Employment Agreement, your termination will be treated as a termination by the Company without Cause. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

This letter agreement (the “Separation Agreement”) confirms the understanding reached by you and the Company with respect to your termination of employment with the Company. For purposes of this Separation Agreement, “you” is defined to include you as an individual and your spouse, any and all of your heirs, successors, assigns, agents, representatives, attorneys and all other affiliated and related individuals; the “Company” is defined to include all of the Company’s present, former and future affiliates, parents, holding companies, subsidiaries, directors, trustees, officers, shareholders, representatives, employees, insurers, successors, agents, attorneys, assigns, heirs, beneficiaries, personal representatives, executors, administrators and any and all persons acting by, through, under or in concert with any of them. Please review this Separation Agreement carefully to make sure you are in complete agreement.

In consideration of the execution of this Separation Agreement, and for other good and valuable consideration, you and the Company hereby agree as follows:

1. Effective Date of the Termination. Your termination will be effective on August 4, 2006, and pursuant to Section 5.2 of the Employment Agreement, the Employment Agreement shall on that date be terminated. Except as otherwise set forth in this Separation Agreement and the terms and conditions of the Employment Agreement, you have no further rights under the Employment Agreement.

2. Officer Status. You will no longer be an officer of the Company or of any of its direct or indirect subsidiaries or affiliates. You will not have, and will not hold yourself out as having, authority to bind the Company in any manner.

3. 2006 Bonus. Pursuant to Section 5.2 of the Employment Agreement, the Company will make a cash payment to you of $79,890, which represents a pro rated amount of your target annual bonus for your service during 2006 through the termination of your employment. In lieu of making this bonus payment at the time that the Company would ordinarily pay bonuses to its executive officers, the Company agrees to accelerate the payment of your bonus and make this payment to you on the Effective Date of this Separation Agreement as described in Section 13 hereof.

4. Severance. Pursuant to Section 5.2 of the Employment Agreement, the Company will make a cash payment to you of $800,000, which represents two times the sum of your current Annual Salary and your Average Annual Bonus. The Company agrees to make this payment to you on the Effective Date of this Separation Agreement or no later than thirty (30) days after the date of your termination, whichever first occurs.

5. Equity Awards. All Equity Awards held by you as of the date of your termination will become fully vested and exercisable. Your right to exercise outstanding stock options is controlled by the terms of the option agreements.

6. Benefits.

(a) Vacation. Your vacation accrual will cease on the date of your termination. Your accrued but unused vacation will be paid to you together with your final payroll check.

(b) Medical, Prescription and Dental Benefits. Pursuant to Section 5.2 of the Employment Agreement, except as otherwise provided therein, for eighteen (18) months after your termination, the Company will continue medical, prescription and dental benefits for you and your family at least equal to those which would have been provided in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company. You agree that for eighteen (18) months after your termination, you will notify the Company if you become reemployed by another employer and eligible to receive medical, prescription and dental benefits.

(c) Defined Contribution Plan. The payout of your 401(k) Plan is governed by the terms of the Plan. Please refer to your summary plan description for a discussion of these benefits.

(d) Company Car. You will deliver your company car and car keys within two weeks of the date of this Separation Agreement.

7. Confidentiality; Return of Company Property; Cooperation.

(a) Confidential Company Information. Pursuant to Section 6.1 of the Employment Agreement, you agree to keep secret and retain in strictest confidence, and not to use for your personal benefit or the benefit of others or directly or indirectly disclose, any Confidential Company Information.

(b) Company Documents and Proprietary Information. You agree to return to the Company prior to your termination all memoranda, notes, lists, records (paper and electronic), property and any other tangible product and documents (and all copies thereof and electronic files containing any and all such information, records, dates and/or documents) made, produced or compiled by you or made available to you concerning the businesses and investments of the Company. You further agree that you will not remove from the Company facilities any material that contains Company confidential or proprietary information.

(c) Company Property; Credit Cards. You agree to return your Company-provided credit cards immediately. You will also return any other Company property in your possession.

(d) E-Mail Account; Computer; Blackberry. Your access to the Company’s email services and other computer systems will cease effective August 4, 2006 and you will return your laptop computer, blackberry and Company cell phone.

(e) Cooperation.

(i) You and the Company each mutually agree not to disparage, attempt to discredit, or otherwise call into disrepute the other or any of the other’s products or services in any manner that would damage the business or reputation of the other. In the event you are required by law to testify in any matter concerning the Company, you agree that you will testify truthfully. Upon any inquiry of the corporate Human Resource department regarding your employment, the Company will supply only the following information: dates of employment; title on separation; ending salary; and advise that you were terminated without cause from the Company.

(ii) You agree not to assist any party other than the Company in any litigation or investigation against the Company, except as required by law. You further agree that if you believe any such action is required by law, you will first afford the Company the opportunity to raise and obtain a ruling on any claim of attorney-client, work product, or other privilege or any other contractual or other defense that may be applicable.

(iii) You agree to provide your reasonable cooperation to the Company in any future lawsuit, administrative proceeding or other judicial, administrative or legislative matter in which your assistance may be needed by the Company. To the extent that you provide such cooperation, the Company shall pay all of your reasonable out-of-pocket expenses incurred thereby.

(iv) You acknowledge and warrant that you are not aware of, or have fully disclosed to the Company, any matters for which you were responsible or came to your attention as an employee of the Company that might give rise to any claim or cause of action against the Company.

(f) Other Agreements. You acknowledge and agree that, except as set forth in this Separation Agreement, no modifications have been made to the Employment Agreement or any noncompetition, nonsolicitation, nondisclosure or confidentiality provisions in any other agreement between you and the Company.

8. Release.

(a) You hereby fully and forever release and discharge the Company of and from any and all claims which you may have had, or now have, up to the date of this Separation Agreement, whether in law or in equity, civil or criminal, vested or contingent, before any federal, state, local or private court, agency, arbitrator or other entity, whether for damages, wages, severance pay, front pay, back pay, attorneys’ fees, costs, expenses and/or any other relief or remedy under any contract and/or federal, state or local law, ordinance or regulation, including, but not limited to, laws or regulations covering unemployment insurance, benefits, workers’ compensation, industrial accidents, the National Labor Relations Act, as amended (29 U.S.C. §141 et seq. and 29 U.S.C. §151 et seq.), Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of

1991 (42 U.S.C. §2000e et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §1001 et seq.), the Immigration Reform and Control Act (8 U.S.C. §1101 et seq.), the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et seq.), the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (29 U.S.C. §621 et seq.), the Fair Labor Standards Act, as amended (29 U.S.C. §201 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. 651 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Uniformed Services Employment and Reemployment Rights Act (43 U.S.C. §4301 et seq.), and the Sarbanes-Oxley Act (18 U.S.C. §1514A et seq.). You further waive and release any and all claims or demands arising under state or local law (e.g., Ohio Revised Code §4112.01 et seq., §4113.52 et seq., §4123.01 et seq., §4123.90, et seq. etc.) of like or similar import, including but not limited to, any and all common law claims including, but not limited to, breach of oral, express or implied contract, promissory estoppel, wrongful discharge, violation of public policy, and any and all claims of interference with lawful business relationships, intentional and/or negligent infliction of emotional distress, loss of consortium, any claims for personal injury, any claims for failing to obtain employment with any other person or the Company, and any other claims under any other tort or contractual, common law or statutory theory that you may have had or now has up to the date of this Separation Agreement. You further agree that you have received, without incident or interference, any and all rights afforded under the Family and Medical Leave Act (29 U.S.C. §2601 et seq.) and the Uniformed Services Employment and Reemployment Rights Act (43 U.S.C. §4301 et seq.).

(b) You agree that by signing this Separation Agreement, you are also knowingly and voluntarily waiving any and all claims or causes of action you may have under the Federal Age Discrimination in Employment Act of 1967 (29U.S.C. 521 et. seq.) (“ADEA”), as amended, and applicable state laws.

(c) You acknowledge that you have not initiated a claim, lawsuit, charge or discrimination or any other legal proceeding against the Company. You further agree that although you retain the right to file a charge or complaint with or voluntarily participate in an investigation by an administrative agency, you agree to waive any relief from any such administrative agency.

(d) Except for a breach of this Separation Agreement, you agree to waive any rights you would have to pursue any of the claims described herein against the Company through U-Solve-It, or through any court; and further agree not to bring any suit or action in any court against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

(e) You further agree never to file or otherwise initiate a claim, lawsuit or any other legal proceeding against the Company for any conduct which occurred up to and including the date of this Separation Agreement. If any such court assumes jurisdiction over any such complaint against the Company, you will direct that court to withdraw from or dismiss the matter. You further represent that you will not encourage, solicit, cooperate or participate in the investigation or prosecution of any action against the Company unless you are specifically subpoenaed to appear in such proceedings. Finally, you agree that you will not encourage, solicit or assist any former, current or future employee of the Company to pursue any claim(s) against the Company and will not discuss in any way with any former, current or future employees of the Company the pursuit of such claims. In the event of a breach of this provision, you shall be liable for all costs, including attorneys’ fees, incurred by the Company in defending such claims.

9. Valid Consideration. The Company and you hereby acknowledge and agree that the terms of this Separation Agreement contain good and valuable consideration, other than the fulfillment of the Company’s obligations as set forth in Section 5.2 of the Employment Agreement, and as such, this Separation Agreement contains valid consideration for a binding agreement between you and the Company.

10. Miscellaneous. You acknowledge and agree that:

(a) Breach of your obligations under this Separation Agreement, including but not limited to those specified under Section 7 hereof, or of any of the provisions of Section 6 of the Employment Agreement (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you breach any of the Restrictive Covenants, the Company shall have the right and remedy to specifically enforce (without posting bond and without the need to prove damages) the Restrictive Covenants by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(b) The Company’s obligation to pay money pursuant to this Separation Agreement are merely those of an unfunded and unsecured promise to pay money in the future, and any and all of the Company’s assets will be and will remain the general, unpledged and unrestricted assets of the Company;

(c) You may not borrow against the Company’s obligations to pay money to you pursuant to this Separation Agreement, nor may you assign or otherwise transfer the Company’s obligations hereunder, or any interest in them, and any attempt to do so will be ineffective;

(d) You will not seek employment or re-employment with the Company at any time in the future. If you do seek re-employment with the Company, you agree and understand that the Company will deny your employment and you recognize that the Company shall have no obligation to consider your application given the terms of this Separation Agreement.

(e) You acknowledge that by entering into this Separation Agreement, the Company does not admit that it engaged in any wrongful or unlawful act or that it violated any federal, state or local statute, law, ordinance or regulation. You further acknowledge that the Company specifically denies that it engaged in any wrongful or unlawful acts. This Separation Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, that exist or might exist at the time this Separation Agreement is executed.

(f) It is understood that the terms of this Separation Agreement will be governed by the laws of the State of Ohio regardless of where either party may be domiciled.

(g) Any payments made by the Company hereunder are subject to applicable federal, state and local tax withholding.

(h) In the event that any provision of this Separation Agreement is held to be void, voidable, or unenforceable, the remaining portions hereof will remain in full force and effect.

(i) You may wish to consult with your financial or tax advisor with regard to the tax implications of any benefits. You acknowledge and agree that no representations or warranties have been made to you with regard to the tax consequences of any payment provided for under this Separation Agreement.

(j) In the event either you or the Company breaches this Separation Agreement and the other party brings an action to enforce this Separation Agreement, the party who is finally adjudged to be prevailing shall be entitled to reasonable attorney’s fees. You agree that you are bound by the Company’s mandatory alternative dispute resolution program called U-Solve-It.

11. Entire Agreement. Except as set forth in this Separation Agreement, you and the Company agree that this Separation Agreement constitutes the entire agreement and supersedes all prior agreement and understandings, whether oral or written, between you and the Company with respect to the subject matter of this Separation Agreement. You agree that the obligations of Section 8 have been separately negotiated and shall survive the expiration of termination of this Separation Agreement.

12. Counsel. You understand and acknowledge that you have the right to consult an attorney (at your personal expense) regarding the terms of this Separation Agreement prior to your signing this Separation Agreement, that you have been given ample time to do so, and that whether or not you have done so is totally your choice. As additional consideration for this Separation Agreement, the Company agrees to reimburse you for such legal fees incurred by you up to $4,000.

13. Opportunity to Revoke. You acknowledge that you were given this Separation Agreement on August 1, 2006, that your reviewed it, and that if you so choose, you have twenty-one (21) calendar days to consider it prior to executing it. If after thoughtful consideration, you are in full agreement with and understand the terms and conditions contained in this Separation Agreement (including the release of all claims contained in Section 8 of this Separation Agreement), if you agree that you will be bound by it, and if you agree that it represents your free will and choice, please indicate such agreement by signing this Separation Agreement, dating it, and returning it to me. Please keep a copy of the signed Separation Agreement for your files.

The Company will hold the executed Separation Agreement for seven (7) calendar days following your execution thereof during which time you may revoke it by notifying me in writing by the seventh (7th) day. In the absence of receipt of your written revocation within the 7-day period, this Separation Agreement will become effective on the eight (8th) day after your execution of this Separation Agreement (the “Effective Date”).

14. Implementation. Unless directed otherwise, you should address any questions about the implementation of this Separation Agreement to me.

Sincerely,

Dean Jernigan

Dean Jernigan
President and Chief Executive Officer

ACCEPTED AND AGREED TO
this 7 day of      August     , 2006

Tedd D. Towsley
Tedd D. Towsley